Exhibit 99

  News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

FIRST QUARTER 2013 RESULTS

FAIRLAWN, OHIO, April 3, 2013 –

•	For the first quarter of 2013, seasonally its weakest, the Company reported income from continuing operations of $0.2 million, or breakeven per diluted share.

•	Adjusted Income from Continuing Operations for the first quarter of 2013 was $1.5 million, or $0.03 per diluted share, compared to $10.0 million, or $0.22 per diluted share, for the first quarter of 2012 (See Tables B and C).

•	Growth-oriented capital investments for new and re-purposed global manufacturing capabilities are expected to deliver positive benefits in the second half of 2013.

•	Wallcovering business exit and coated fabrics manufacturing consolidation were completed in the quarter, with an expected improvement in coated fabrics profit during the remaining three quarters of 2013 as compared to last year.

•	The Company expects full-year 2013 Adjusted Income from Continuing Operations to exceed results achieved in 2012.

- more -

OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $0.2 million, or breakeven per diluted share, for the first quarter ended February 28, 2013. Net loss for the first quarter was $0.2 million, or breakeven per diluted share. Included in the first quarter results were restructuring, severance, manufacturing transition costs and other items which totaled $1.9 million pre-tax. These were primarily related to the closure of manufacturing operations at a plant, which had previously been disclosed.

“As we expected, operating results in our first quarter of 2013, which has been historically our weakest on a seasonal basis, were lower than last year. These results are not reflective of what we anticipate for the rest of the year. As previously disclosed, we lost significant volume in our coated paper chemicals markets late last year, which negatively impacted results in the first quarter. However, we have won new commitments that are expected to offset much of the lost volume, with product shipments beginning to ramp up in the second quarter. Additionally, weak volumes in both the European and Indian markets negatively impacted results,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “While we had a weak start to the quarter, we were encouraged by the profit trend as the quarter progressed, with February results significantly stronger than the prior two months.

“We have made a number of structural improvements that we expect will begin contributing to increased operating profit during the remainder of the year, including new global manufacturing capability coming online and the completion of the Columbus, Mississippi manufacturing consolidation. In addition, we have recent new business commitments from customers and are seeing encouraging signs from key end markets in which we are well positioned such as housing, oil and gas exploration, personal hygiene and transportation. As a result, we expect full-year 2013 Adjusted Income from Continuing Operations will exceed last year’s performance,” said McMullen.

Consolidated Results for the First Quarter Ending February 28, 2013

Net sales decreased $24.2 million, or 8.8%, to $251.7 million for the first quarter of 2013, compared to $275.9 million for the first quarter of 2012. The sales decrease was driven by lower volume of $19.7 million, or 7.1%, and reduced pricing of $4.7 million, partially offset by favorable currency translation effects of $0.2 million.

Gross profit in the first quarter of 2013 decreased to $49.0 million, compared to $60.9 million in the first quarter of 2012, due primarily to the lower volumes. Raw material costs declined $3.1 million in the first quarter versus the same period last year. Gross profit margins in the first quarter of 2013 were 19.5%, compared to margins of 22.1% in the first quarter of 2012. The decline was due to the lower volumes, reduced pricing and related manufacturing cost absorption.

- more -

OMNOVA Add 2

Selling, general and administrative expense (SG&A) in the first quarter of 2013 was $30.5 million, or 12.1% of sales, compared to $29.5 million, or 10.7% of sales, in the first quarter of 2012. The increase was due to higher outside services, health care and other employee costs.

Interest expense in the first quarter of 2013 was $8.6 million, a decrease of $0.9 million from the first quarter of 2012, due primarily to the completed amortization in 2012 of an interest rate swap agreement.

Income tax expense was $0.6 million, representing a 75.0% effective income tax rate, for the first quarter of 2013, compared to income tax expense of $3.5 million, or a 24.6% effective tax rate in the first quarter of 2012. The lower rate in the first quarter of 2012 was due primarily to a foreign tax benefit of $1.0 million. The higher rate in the first quarter of 2013 was primarily related to the low pre-tax income results. While the first quarter effective tax rate appears high at 75%, the Company estimates its full-year 2013 effective rate will be approximately 30% to 33%.

Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $116.8 million of U.S. federal net operating loss carryforwards and $90.0 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net loss for the first quarter of 2013 was $0.2 million, or breakeven per diluted share, compared to net income of $13.5 million, or $0.29 per diluted share, for the first quarter of 2012. This included a loss from discontinued operations of $0.4 million for the first quarter of 2013, compared to income from discontinued operations of $2.8 million, or $0.06 per diluted share, in the first quarter of 2012. Income from continuing operations for the first quarter of 2013 was $0.2 million, or breakeven per diluted share, compared to $10.7 million, or $0.23 per diluted share, for the first quarter of 2012. Adjusted Income From Continuing Operations was $1.5 million, or $0.03 per diluted share for the first quarter of 2013, compared to Adjusted Income From Continuing Operations of $10.0 million, or $0.22 per diluted share, in the first quarter of 2012 (see Tables B and C).

As of February 28, 2013, the Company’s debt of $454.0 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $195.5 million maturing in 2017 and $8.5 million of foreign operations borrowing. The Company’s liquidity position remained strong and totaled $200.1 million. Liquidity was comprised of cash, cash equivalents and restricted cash of $122.0 million and $78.1 million of available borrowing capacity under the Company’s U.S. revolving asset-based credit facility.

- more -

OMNOVA Add 3

Net Debt increased $26.9 million to $334.2 million during the quarter due primarily to an increase in working capital. However, Net Debt was flat with the same period a year ago. Adjusted EBITDA (as defined in the Company’s Term Loan Credit Agreement, see Table D) declined to $97.4 million at the end of the first quarter of 2013. The Company was in compliance with all lender covenants.

In March, the Company amended and extended its $195.5 million term loan facility by one year, to May 2018. Additionally, the floating-rate pricing of this debt declined by 1.25%, to 4.25%, or a savings of $2.4 million per year at prevailing LIBOR rates.

Discontinued Operations

As part of a strategy to focus on businesses with greater global growth potential, the Company divested its North American and U.K.-based commercial wallcovering businesses in fiscal 2012, receiving proceeds of $16.2 million in cash and notes, along with the potential for future royalty payments. These businesses were classified as discontinued operations at the end of fiscal 2011. As part of a manufacturing transition agreement with the buyer, the Company continued to operate a plant in Columbus, Mississippi, which made commercial wallcovering and coated fabric products until February 2013, when production ceased.

Performance Chemicals First Quarter 2013 Results

Net sales during the first quarter of 2013 decreased $27.2 million, to $191.2 million, compared to $218.4 million in the first quarter of 2012. Sales decreased due to volume declines of $22.2 million or 10.2%, reduced pricing of $4.9 million and unfavorable foreign currency translation of $0.1 million. For the first quarter of 2013, Performance Chemicals generated Adjusted Segment Operating Profit of $15.1 million, compared to Adjusted Segment Operating Profit of $25.7 million in the first quarter of 2012 (see Table A). Adjusted Segment Operating Profit declined due primarily to the lower volumes.

Adjusted Segment Operating Profit margin was 7.9% for the first quarter of 2013, compared to Adjusted Segment Operating Profit margin of 11.8% in the first quarter of 2012.

Specialty chemical sales declined $8.0 million to $123.9 million for the first quarter of 2013, compared to $131.9 million for the first quarter of 2012, driven primarily by lower sales in tire cord, elastomeric modifiers, specialty rubbers and contract manufacturing. This was partially offset by sales growth in key global product lines that enjoy solid market positions in Asia, including nonwovens, oil and gas drilling chemicals, antioxidants, tape/adhesive and floor care. Regionally, specialty chemical sales were lower in Europe and India versus last year, but higher in Asia. The oil and gas drilling chemical business generated initial sales for three new

- more -

OMNOVA Add 4

products during the quarter. The Company also received commitments for additional volumes in roofing and construction applications. Continued progress was made in obtaining customer approvals for specialty latex from OMNOVA’s newest plant in Caojing, China, which ran at 50% utilization levels supplying tire cord products and was profitable throughout the quarter. Additionally, the construction of new styrene butadiene latex capacity and capability on the Caojing site is nearing completion. Commissioning and customer qualifications are expected to occur during the second half of the year.

Paper and carpet chemical sales were $67.3 million for the first quarter of 2013, compared to $86.5 million for the first quarter of 2012, driven primarily by lower year-over-year volumes in both markets. The Company previously disclosed the loss of approximately 60 million pounds to competitive activity in the last half of 2012, but has won new commitments that are expected to significantly offset the volume loss with product shipments beginning to ramp up in the second quarter of 2013. Actions continue to be focused on higher performance and more sustainable product solutions, such as bio-based co-polymer hybrid chemistry as well as high strength technologies, to deliver greater customer value. Commissioning and scale-up of the Company’s new hollow plastic pigment product, which utilizes re-purposed styrene-butadiene latex reactors, is progressing with customer conversions and new account penetrations expected late in the second quarter.

Engineered Surfaces First Quarter 2013 Results

Net sales were $60.5 million during the first quarter of 2013, an increase of $3.0 million, or 5.2%, compared to the first quarter of 2012. Sales improved by 2.5% for global coated fabrics and 7.8% for global laminates and performance films. Adjusted Segment Operating Profit was $1.8 million in the first quarter of 2013, compared to Adjusted Segment Operating Profit of $3.0 million for the first quarter of 2012 (see Table A). The decline in Adjusted Segment Operating Profit was the result of $0.8 million of lower LIFO and other inventory valuations compared to the first quarter of 2012, due to the transition of coated fabrics production and $0.4 million of higher raw material and manufacturing costs.

Global coated fabric sales were $28.9 million, up $0.7 million or an increase of 2.5%. Sales improved in Asia, but declined in North America. The sales improvement in Thailand and China was due primarily to higher volumes in transportation markets as a result of new automotive wins. North American sales declined primarily due to customer pre-buys in the fourth quarter of 2012 in anticipation of the Columbus, Mississippi manufacturing plant shutdown. During the quarter, wallcovering and coated fabrics production ceased at the facility and the volume was moved to other OMNOVA facilities. Coated fabrics profitability is

- more -

OMNOVA Add 5

forecasted to improve over the remaining three quarters of 2013 versus the prior year as customer trials have been completed, and orders are expected to ramp up from current levels.

Laminate and performance film sales were $31.6 million, an increase of $2.3 million or 7.8%, led by a strong demand in residential and commercial construction-related markets for products that go into kitchen and bath, flooring, store fixture and display applications.

Earnings Conference Call—OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, April 3, 2013, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 24, 2013. A telephone replay will also be available beginning at 1:00 p.m. ET on April 3, 2013, and ending at 11:59 p.m, ET on April 24, 2013. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 284775.

- more -

Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit to Net Sales and Net (Loss) Income

	Three Months Ended
	February 28,	February 29,
(Dollars in millions)	2013	2012
Performance Chemicals
Paper and Carpet Chemicals	$67.3	$86.5
Specialty Chemicals	123.9	131.9

Total Performance Chemicals	$191.2	$218.4

Engineered Surfaces
Coated Fabrics	$28.9	$28.2
Laminates and Performance Films	31.6	29.3

Total Engineered Surfaces	60.5	57.5

Total Net Sales	$251.7	$275.9

Segment Operating Profit
Performance Chemicals	$14.5	$25.7
Engineered Surfaces	.5	2.5
Interest expense	(8.6)	(9.5)
Corporate expense	(5.6)	(4.5)

Income From Continuing Operations Before Income Taxes	.8	14.2
Income tax expense	(.6)	(3.5)

Income from continuing operations	.2	10.7
(Loss) Income from discontinued operations, net of tax	(.4)	2.8

Net (Loss) Income	$(.2)	$13.5

Depreciation and amortization	$8.3	$8.0
Capital expenditures	$4.7	$3.6

This Earnings Release includes Adjusted Segment Operating Profit, Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit, Net (Loss) Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit, (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A

Adjusted Segment Operating Profit Reconciliation

	Three Months Ended
	February 28,	February 29,
(Dollars in millions)	2013	2012
Performance Chemicals Segment Operating Profit	$14.5	$25.7
Restructuring and severance and other	.6	—

Total adjustments to Performance Chemicals’ segment operating profit	.6	—

Performance Chemicals’ Adjusted Segment Operating Profit	$15.1	$25.7

Engineered Surfaces Segment Operating Profit	$.5	$2.5
Restructuring and severance and other	.2	.5
Asset impairment and facility closure costs	.6	—
Coated Fabrics manufacturing transition costs	.5	—

Total adjustments to Engineered Surfaces’ segment operating profit	1.3	.5

Engineered Surfaces’ Adjusted Segment Operating Profit	$1.8	$3.0

TABLE B

Adjusted Income From Continuing Operations Reconciliation

	Three Months Ended
	February 28,	February 29,
(Dollars in millions)	2013	2012
Income From Continuing Operations	$.2	$10.7
Performance Chemicals segment operating profit adjustments per Table A	.6	—
Engineered Surfaces segment operating profit adjustments per Table A	1.3	.5
Additional income tax expense(1)	(.6)	(.2)
Tax benefit from foreign tax election	—	(1.0)

Adjusted Income From Continuing Operations	$1.5	$10.0

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate of 34%.

TABLE C

Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Three Months Ended
	February 28,	February 29,
(Dollars)	2013	2012
Diluted Earnings Per Share From Continuing Operations	$—	$.23
Performance Chemicals segment operating profit adjustments per Table A	.01	—
Engineered Surfaces segment operating profit adjustments per Table A	.03	.01
Additional income tax expense	(.01)	—
Tax benefit from foreign tax election	—	(.02)

Total Earnings Per Share Impact of Adjusted Items	.03	(.01)

Adjusted Diluted Earnings Per Share From Continuing Operations	$.03	$.22

Non-GAAP and Other Financial Measures (Continued)

TABLE D

Net Leverage Ratio Calculation

	LTM*	Year-End
(Dollars in millions)	2013	2012
Income from continuing operations	$15.2	$25.7
Interest expense	33.0	33.8
Amortization of deferred financing costs	2.6	2.7
Income tax	8.3	11.2
Depreciation and amortization	32.3	32.0

EBITDA	$91.4	$105.4
Restructuring and severance	1.4	1.0
Asset impairments	1.1	1.0
Non-Cash stock compensation	3.6	4.5
Other	(.1)	—

Adjusted EBITDA	$97.4	$111.9

	LTM*	Year-End
Net Debt Reconciliation	2013	2012
Total debt as defined by Term Loan B agreement	$456.2	$455.8
Less cash	(122.0)	(148.5)

Net Debt	$334.2	$307.3

Adjusted EBITDA	$97.4	$111.9
Net Debt/Adjusted EBITDA	3.43x	2.75x

*	LTM: Last Twelve Months Through February 28, 2013

OMNOVA Add 9

This press release includes descriptions of our current business, operations, assets and other matters affecting the Company as well as “forward-looking statements” as defined by federal securities laws. All forward-looking statements by the Company including verbal statements, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, claims and litigations, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All descriptions of our current business, operations and assets, as well as all forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. There may be risks and uncertainties not currently known to us. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely effect the Company’s business, operations or assets as well as the Company’s results and, in some cases, such effect could be material. Certain risk factors facing the Company are described below or in the Company’s quarterly report Form 10-Q and Annual Report on form 10-K.

All written and verbal descriptions of our current business, operations and assets and all forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. All such descriptions and any forward-looking statement speaks only as of the date on which such description or statement is made, and the Company undertakes no obligation, and specifically declines any obligation, other than that imposed by law, to publicly update or revise any such description or forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may adversely impact our business, operations, assets, or other matters affecting the Company, and which may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw

OMNOVA Add 10

materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; higher than expected capital expenditures; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with sales for the twelve month period ending February 28, 2013 of $1.1 billion and a global workforce of approximately 2,400. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

# # #

OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	February 28,	February 29,
	2013	2012
Net Sales	$251.7	$275.9
Cost of goods sold	202.7	215.0

Gross Profit	49.0	60.9
Selling, general and administrative	30.5	29.5
Depreciation and amortization	8.3	8.0
Restructuring and severance	.8	.5
Interest expense	8.6	9.5
Other income, net	—	(.8)

	48.2	46.7

Income From Continuing Operations Before Income Taxes	.8	14.2
Income tax expense	.6	3.5

Income From Continuing Operations	.2	10.7
Discontinued Operations
Loss from discontinued operations (net of tax)	(.4)	(3.2)
Net gain on sale of discontinued operations (net of tax)	—	6.0

Total discontinued operations	(.4)	2.8

Net (Loss) Income	$(.2)	$13.5

Income Per Share
Basic and Diluted income from continuing operations per share	$—	$.23
Basic and Diluted income from discontinued operations per share	—	.06

Basic and Diluted Net Income Per Share	$—	$.29

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	February 28,	November 30,
	2013	2012
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$116.5	$143.0
Restricted cash	5.5	5.5
Accounts receivable, net	144.3	130.1
Inventories	101.2	96.2
Prepaid expenses and other	17.2	14.8
Deferred income taxes – current	10.7	10.7

Total Current Assets	395.4	400.3
Property, plant and equipment, net	221.6	222.8
Trademarks and other intangible assets, net	78.5	79.6
Goodwill	87.2	86.7
Deferred income taxes – non-current	65.7	65.7
Deferred financing fees	10.7	11.3
Other assets	7.3	7.3

Total Assets	$866.4	$873.7

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$10.5	$9.6
Accounts payable	95.8	102.8
Accrued payroll and personal property taxes	16.2	21.8
Employee benefit obligations	2.1	2.1
Accrued interest	6.8	1.8
Other current liabilities	8.3	7.4

Total Current Liabilities	139.7	145.5
Senior notes	250.0	250.0
Long-term debt – other	192.2	192.6
Post-retirement benefits other than pensions	7.6	7.7
Pension liabilities	108.7	111.4
Deferred income taxes – non-current	23.8	23.9
Other liabilities	11.1	12.4

Total Liabilities	733.1	743.5
Shareholders’ Equity
Common stock—$0.10 par value; 135 million shares authorized; 47.7 million and 47.5 million shares issued at February 28, 2013 and November 30, 2012, respectively	4.8	4.7
Additional contributed capital	332.6	331.8
Retained deficit	(87.4)	(87.2)
Treasury stock at cost; .6 million shares at February 28, 2013 and November 30, 2012	(4.6)	(4.4)
Accumulated other comprehensive loss	(112.1)	(114.7)

Total Shareholders’ Equity	133.3	130.2

Total Liabilities and Shareholders’ Equity	$866.4	$873.7